Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-191458, No. 333-188601, No. 333-176940 and No. 333-172256) and Form S-3 No. 333-202190 of Nielsen Holdings plc. of our report dated June 27, 2016, appearing in this Annual Report on Form 11-K of The Nielsen Company 401(k) Savings Plan as of December 31, 2015 and 2014 and for the years then ended.

/s/ WeiserMazars LLP

June 27, 2016